SEC File No. 333-51501
                                                Filed Pursuant to Rule 424(b)(3)

                   Prospectus Supplement Dated April 21, 1999
                                       to
                          Prospectus Dated July 1, 1998

                              TEARDROP GOLF COMPANY

                        1,520,690 Shares of Common Stock

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      This Prospectus Supplement is part of a Registration Statement on Form S-3
(File No. 333-51501) that covers 1,520,690 shares of common stock, par value
$.01 per share ("Common Stock"), of TearDrop Golf Company, a Delaware corporation ("TearDrop"). These shares may be offered and sold from time to time by certain of our stockholders (the "Selling Stockholders"). We will not receive any of the proceeds from the sale of the shares of Common Stock. We will bear the costs relating to the registration of the shares of Common Stock, which we estimate to be $50,000.

      The Common Stock is traded on the Nasdaq Small Cap Market under the symbol "TDRP." The average of the high and low prices of the shares of common stock as reported on the Nasdaq SmallCap Market on April 20, 1999 was $4.0625 per share of Common Stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           ---------------------------------------------------------

            The date of this Prospectus Supplement is April 21, 1999.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS AND IN THIS PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

      THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

      YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

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      Reference is made to the Annual Report on Form 10-KSB for the year ended
December 31, 1998 filed by TearDrop with the Securities and Exchange Commission on April 15, 1999. The Annual Report contains audited financial statements for the year ended December 31, 1998 as well as updated information that is not contained in the Prospectus dated July 1, 1998. The information contained in the Form 10-KSB, including the Risk Factors contained in that filing, is expressly incorporated by reference into this Prospectus. TearDrop urges investors to review the information contained in the Form 10-KSB, in particular, the section entitled "Risk Factors."

      This Prospectus constitutes a part of a Registration Statement on Form S-3 (File No. 333-51501) that TearDrop has filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, (the "1933 Act"), with respect to the shares of Common Stock. This Prospectus omits substantially all of the information contained in the Registration Statement, and reference is made to the Registration Statement and its Exhibits for further information with respect to TearDrop and the securities being offered. Such additional information can be obtained from the SEC's office in Washington, D.C.

                       WHERE YOU CAN FIND MORE INFORMATION

o GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

o STOCK MARKET. The shares of Common Stock are traded on the Nasdaq SmallCap Market under the symbol "TDRP." Material filed by TearDrop can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

o INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed:

      1. TearDrop's Annual Report on Form 10-KSB for the year ended December 31, 1998.

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      2. TearDrop's Proxy Statement dated May 4, 1998.

      3. The description of the Common Stock of TearDrop, which is contained in the Registration Statement on Form S-3 (File No. 333-51501), as amended, filed with the SEC on June 30, 1998.